UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2012

Cole Corporate Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-166447	27-2431980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On September 27, 2012, Cole OF Irving TX, LLC (“OF Irving”), a Delaware limited liability company, and a wholly-owned subsidiary of Cole Corporate Income Trust, Inc. (the “Company”), entered into an agreement of purchase and sale with A&C Chaves Realty-MacArthur Boulevard, Irving 1, LP; WRB Rentals-MacArthur Boulevard, Irving 1, LP; Friendship-MacArthur Boulevard, Irving 1, LP; John R. Riggleman, Jr.-MacArthur Boulevard, Irving 1, LP; James D. Riggleman-MacArthur Boulevard, Irving 1, LP; Salty-MacArthur Boulevard, Irving 1, LP; Kazoo-MacArthur Boulevard, Irving 1, LP; WLH-MacArthur Boulevard, Irving 1, LP; Paradise Properties-MacArthur Boulevard, Irving 1, LP; Catherine Tong-MacArthur Boulevard, Irving 1, LP; RCC and BJC Olivera-MacArthur Boulevard, Irving 1, LP; Blake Enterprises-MacArthur Boulevard, Irving 1, LP; BFI-MacArthur Boulevard, Irving 1, LP; Bella-MacArthur Boulevard, Irving 1, LP; M&M Realty-MacArthur Boulevard, Irving 1, LP; Rabun-MacArthur Boulevard, Irving 1, LP; Ronald & Harriet Braasch-MacArthur Boulevard, Irving 1, LP; James A. Dunn-MacArthur Boulevard, Irving 1, LP; Gottuso-MacArthur, Irving 1, LP; JME-MacArthur Boulevard, Irving 1, LP; JTFP-MacArthur Boulevard, Irving 1, LP; and Cathryn R. Finch-MacArthur Boulevard, Irving 1, LP (collectively, the “Sellers”) for the purchase of a 94,137 square foot single-tenant corporate office building, located in Irving, Texas (the “Property”) for a gross purchase price of approximately $15.5 million, exclusive of closing costs. The Sellers own the Property as tenants in common and are not affiliated with the Company, its advisor or any of their affiliates. The Property was constructed in 1999 and is 100% leased to HSS Systems, LLC. Pursuant to the terms of the purchase and sale agreement, on September 27, 2012, the Company purchased the Property from the Sellers.
The purchase of the Property was funded with proceeds from the Company’s ongoing public offering of common stock. In connection with the property acquisition, the Company paid an affiliate of Cole Corporate Income Advisors, LLC, the Company’s advisor, aggregate acquisition fees of approximately $310,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2012	COLE CORPORATE INCOME TRUST, INC.
	By:	/s/ Gavin B. Brandon
	Name:	Gavin B. Brandon
	Title:	Vice President of Accounting
Principal Accounting Officer

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